Exhibit (23)B

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 2-90702, 33-18202, 33-55986, 33-56101, 333-95043 and 333-109890) of Ecolab Inc. of our report dated June 28, 2005 related to the financial statements of the Ecolab Savings Plan and ESOP as of December 31, 2004, which appears in this Form 11-K.

/s/PricewaterhouseCoopers LLP

Minneapolis, Minnesota
June 28, 2006